CONSENT OF INDEPENDENT AUDITORS


     We consent to the incorporation by reference in (a) the Registration Statement, as amended (No. 333-13059), of Software Publishing Corporation Holdings, Inc. (the "Company") pertaining to the Company's 1994 Long Term
Incentive Plan, (b) the Company's Registration Statement (No. 333-19169) pertaining to the Company's Outside Director and Advisor Stock Option Plan and
(c) the Company's Registration Statement (Form S-8 No. 333-19059) pertaining to the Software Publishing Corporation's 1987 Stock Option Plan, Software Publishing Corporation's 1989 Stock Option Plan and Software Publishing Corporation's 1991 Stock Option Plan, of our Report, dated April 15, 1998, which included an explanatory paragraph about the existence of substantial doubt regarding the Company's ability to continue as a going concern and an emphasis paragraph regarding a contingency with respect to the financial statements of the Company included in the Company's Annual Report on Form 10-KSB, for the year ended December 31, 1997, filed with the Securities and Exchange Commission.


                                      /s/ Richard A. Eisner & Company, LLP
                                        Richard A. Eisner & Company, LLP

New York, New York
April 15, 1998